EXHIBIT 99.1

PEDEVCO Announces Q2 2024 Financial Results and Operations Update

HOUSTON, TX / ACCESSWIRE / August 14, 2024 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the three and six months ended June 30, 2024, and provided an operations update.

Key Financial and Operational Highlights Include:

•	Produced an average of 2,010 barrels of oil equivalent per day ("BOEPD") (87% liquids) in the three months ended June 30, 2024 (“Q2 2024”), compared to 1,660 BOEPD produced in Q2 2023.
•	Q2 2024 revenue of $11.8 million, increasing $3.3 million from Q2 2023.
•	Operating income of $2.6 million, increasing 77% from Q2 2023.
•	Operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $9.2 million, increasing 30% from Q2 2023.
•	Net income of $2.7 million, or $0.03 per basic and diluted share outstanding, compared to $1.6 million, or $0.02 per basic and diluted share outstanding in Q2 2023.
•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased $2.4 million to $7.4 million, compared to $5.0 million in Q2 2023.
•	Cash and cash equivalents (including $2.55 million in restricted cash) of $8.7 million as of June 30, 2024, and zero debt.
•	Strong results realized from thirteen non-operated wells in the D-J Basin that commenced production in Q1 2024 and increased production through Q2 2024.
•	The Company is working with partners, consultants and vendors on further D-J Basin development possibilities for the second half of 2024 and 2025.
•

Three horizontal San Andres wells drilled and completed in Q1 2024 by the Company in its core Chaveroo Field in the Permian Basin with its strategic partner Evolution Petroleum Corporation continue to exceed production expectations.

•	The Company is working with Evolution to plan the next phase of development over the coming months.

J. Douglas Schick, President of the Company, stated, "We are very pleased with our strong Q2 2024 results, with the Company averaging over 2,000 BOEPD and delivering significantly higher production, cash flow, earnings per share, and adjusted EBITDA compared to Q2 2023, while maintaining zero debt and keeping G&A expenses flat.  We attribute our solid results largely to the strong production from the thirteen non-op wells which came online in the D-J Basin in Q1 2024 which have exceeded expectations, and also our new Permian Basin wells which came online in Q1 2024 which continue to realize shallower declines than forecasted.  We plan to leverage our strong balance sheet to continue to grow long term production, increase revenue, profit and cash flow, as well as increase our asset base for the benefit of our shareholders."

Financial Summary:

We reported net income for Q2 2024 of $2.7 million, or $0.03 per share, compared to net income for Q2 2023 of $1.6 million, or $0.02 per share.  The increase in net income of $1.1 million, when comparing the current period to the prior year’s period, was primarily due to a $3.2 million increase in revenues offset by a $2.1 million increase in total operating expenses (each discussed in more detail below).

We reported operating expenses in Q2 2024 of $9.2 million, which was approximately $2.1 million higher than we reported in Q2 2023.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 48% to $7.4 million in Q2 2024, compared to $5.0 million in Q2 2023.

Cash and cash equivalents were $8.7 million as of June 30, 2024 (including $2.55 million in restricted cash), compared with $20.7 million as of December 31, 2023 (including $2.2 million in restricted cash), which decrease was due largely to increased capital spending related to our drilling and completion activities.

Production, Prices and Revenues:

Production for Q2 2024 was 182,817 barrels of oil equivalent ("Boe"), comprised of 139,472 barrels of oil, 145,574 million cubic feet ("Mcf") of natural gas, and 19,083 Boe of natural gas liquids ("NGLs"). Liquids production comprised 87% of total production in the quarter.

Our average realized crude oil sales price in Q2 2024 was $78.52 per barrel, average realized natural gas price was $1.99 per Mcf, and average realized NGL sales price was $29.84 per barrel. Our combined average realized sales price for the quarter was $64.61 per Boe, which was an increase of 14% compared with $56.60 per Boe in Q2 2023.

Total crude oil, natural gas and NGL revenues for Q2 2024 increased $3.3 million, or 38%, to $11.8 million, compared to $8.5 million for the same period a year ago, due to a favorable price variance of $1.1 million, due to the average sales price for crude oil and NGL realized by the Company increasing compared to the prior period, coupled with a favorable volume variance of $2.2 million. The increase in production volume is related to our participation in 13 new non-operated wells in the D-J Basin and the drilling and completion of three operated wells in the Permian Basin, all of which occurred in late 2023 and Q1 2024, with results being realized in Q2 2024.

Lease Operating Expenses ("LOE"):

Total LOE for Q2 2024 was $3.5 million compared to total LOE for Q2 2023 of $2.8 million.  The increase of $0.7 million was primarily due to higher direct and variable lease operating expenses associated with the higher oil volume resulting from the increased number of wells and increased oil production during Q2 2024, compared to the prior year’s period, due to our participation in new wells in the D-J Basin, as well as production from our recently completed wells in the Permian Basin.

Depreciation, Depletion, Amortization and Accretion ("DD&A"):

DD&A increased from $2.9 million in Q2 2023 to $4.2 million in Q2 2024.  The $1.3 million increase was primarily the result of higher crude oil, natural gas and NGL volumes resulting from the increased number of wells and increased oil production from our new wells, compared to the prior year’s period.

General and Administrative Expenses ("G&A"):

The $0.1 million increase in cash G&A expenses (excluding share-based compensation) in Q2 2024 compared to Q2 2023 was primarily the result of additional payroll and software licensing fees.

Share-based compensation, which is included in general and administrative expenses in our Statements of Operations, decreased nominally due to the forfeiture of certain employee stock-based options due to certain voluntary employee terminations. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Interest Income and Other Income:

We earned $93,000 in interest earned from our interest-bearing cash accounts, for which interest rates have increased in the current period, and interest on our note receivable. Other expense in the current period primarily relates to the subsequent disposition of a cash escrow bank balance related to the sale of our wholly-owned subsidiary EOR Operating Company.

Working Capital and Liquidity:

At June 30, 2024, our total current assets of $15.0 million exceeded our total current liabilities of $5.1 million, resulting in a working capital surplus of $9.9 million, while at December 31, 2023, our total current assets of $24.6 million exceeded our total current liabilities of $18.9 million, resulting in a working capital surplus of $5.7 million. The $4.2 million increase in our working capital surplus is primarily related to an increase in oil and gas receivables from production sales, offset by cash used to reduce payables related to our current capital drilling program (described above).

Operations Update:

The Company participated in seven non-operated wells in the D-J Basin with an ~18% working interest (the “Eider wells”), and six non-operated wells in the D-J Basin with an ~5% working interest (the “Mottled wells”).  These wells commenced production in Q1 2024 and increased production through Q2 2024, contributing significantly to the Company’s production and cash flow growth during the quarter.

As previously announced, in September 2023 the Company and Evolution Petroleum Corporation entered into a Participation Agreement to jointly develop the Company's Chaveroo oilfield in the Northwest Shelf of southeastern New Mexico, a conventional oil-bearing San Andres field in the Permian Basin located in Chaves and Roosevelt Counties. The agreement covers approximately 16,000 gross acres with average working interest ("WI") and net revenue interest ("NRI") of 100% and 82%, respectively. Evolution has farmed-in for a 50% WI in the first two development blocks, one of which contains the first three wells, and will farm-in for an average 50% WI in all future horizontal drilling locations on a block-by-block basis in which it elects to participate, with PEDEVCO remaining the operator with a working interest equal to Evolution in all wells that we jointly develop.

The Company drilled the initial three horizontal San Andres wells with Evolution in Q4 2023, and completed the wells in January 2024, with first production commencing in Q1 2024.  Production on these wells is exceeding expectations as production declines are shallower than forecasted.  The Company is currently working with Evolution to plan the next phase of development over the coming months.

More information regarding our operating results for the three months ended June 30, 2024, including our full financial statements and footnotes, can be found in our Quarterly Report on Form 10-Q which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company's principal assets are its Permian Basin Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado, and Laramie County, Wyoming. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company's performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, less share-based compensation and gain on disposal of fixed assets. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:  EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA", included at the end of this release.

Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of PEDEVCO's future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company's corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changing economic, regulatory and political environments in the markets in which the Company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; actions of competitors or regulators; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon G. Kukes, our CEO and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” sections of its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2023 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO's future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2024 capital budget are subject to change in light of numerous factors, including, but not limited to, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30, 2024	December 31,
	(Unaudited)	2023
Assets
Current assets:
Cash and cash equivalents	$6,132	$18,515
Accounts receivable – oil and gas	8,627	5,790
Note receivable, current	172	42
Prepaid expenses and other current assets	135	260
Total current assets	15,066	24,607

Oil and gas properties:
Oil and gas properties, subject to amortization, net	85,211	79,186
Oil and gas properties, not subject to amortization, net	6,543	12,407
Total oil and gas properties, net	91,754	91,593

Other assets:
Note receivable	1,022	1,099
Operating lease – right-of-use asset	271	316
Other assets	2,874	2,443
Total assets	$110,987	$120,058

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,727	$6,580
Accrued expenses	1,581	8,712
Revenue payable	1,292	3,371
Operating lease liabilities – current	94	89
Asset retirement obligations – current	433	147
Total current liabilities	5,127	18,899

Long-term liabilities:
Operating lease liabilities, net of current portion	179	227
Asset retirement obligations, net of current portion	2,524	2,166
Total liabilities	7,830	21,292

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 89,285,267 and 87,250,267 shares issued and outstanding, respectively	89	87
Additional paid-in capital	226,091	225,156
Accumulated deficit	(123,023)	(126,477)
Total shareholders’ equity	103,157	98,766
Total liabilities and shareholders’ equity	$110,987	$120,058

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Oil and gas sales	$11,811	$8,548	$19,927	$16,712

Operating expenses:
Lease operating costs	3,548	2,830	6,079	5,296
Selling, general and administrative expense	1,383	1,332	2,878	2,820
Depreciation, depletion, amortization and accretion	4,242	2,898	7,727	5,479
Total operating expenses	9,173	7,060	16,684	13,595

Operating income	2,638	1,488	3,243	3,117

Other income (expense):
Interest income	93	86	242	184
Gain on sale of fixed asset	-	-	12	-
Other income (expense)	(50)	-	(43)	35
Total other income	43	86	211	219

Net income	$2,681	$1,574	$3,454	$3,336

Income per common share:
Basic	$0.03	$0.02	$0.04	$0.04
Diluted	$0.03	$0.02	$0.04	$0.04

Weighted average number of common shares outstanding:
Basic	89,326,805	87,040,267	89,040,322	86,881,427
Diluted	89,326,805	87,040,267	89,040,322	86,881,427

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Six Months Ended June 30,
	2024	2023
Cash Flows From Operating Activities:
Net income	$3,454	$3,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	7,727	5,479
Amortization of right-of-use asset	55	53
Share-based compensation expense	937	1,035
Disposition of escrow cash account	(50)	-
Gain on disposal of fixed asset	(12)	-
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(2,837)	(1,628)
Note receivable accrued interest	(53)	-
Prepaid expenses and other current assets	125	199
Accounts payable	(359)	(386)
Accrued expenses	(6,613)	293
Revenue payable	(2,079)	(7)
Net cash provided by operating activities	295	8,374

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(12,290)	(25,295)
Cash received for sale of vehicle	12	-
Cash paid for vehicle	(55)	(45)
Net cash used in investing activities	(12,333)	(25,340)

Net decrease in cash, cash equivalents and restricted cash	(12,038)	(16,966)
Cash, cash equivalents and restricted cash at beginning of period	20,715	32,977
Cash, cash equivalents and restricted cash at end of period	$8,677	$16,011

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$5,067	$13,017
Changes in estimates of asset retirement costs, net	$145	$31
Issuance of restricted common stock	$2	$1

Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income	$2,681	$1,574	$3,454	$3,336
Add (deduct)
Depreciation, depletion, amortization and accretion	4,242	2,898	7,727	5,479
EBITDA	6,923	4,472	11,181	8,815
Add (deduct)
Share-based compensation	462	517	937	1,035
Gain on sale of fixed asset	-	-	(12)	-
Adjusted EBITDA	$7,385	$4,989	$12,106	$9,850

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also "Use of Non-GAAP Financial Information", above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.